Exhibit 10.1

Leone Patterson

Dear Leone:

I am pleased to offer you the role of Chief Financial Officer of diaDexus, Inc. (the “Company”), effective March 16, 2015 (the “Start Date”).  This offer letter (the “Letter”) sets forth the terms of your employment with the Company.

Role. As Chief Financial Officer, you will have the duties and responsibilities customarily assigned to such position and such other duties and responsibilities as the Interim Chief Executive Officer of the Company (the “ICEO”) reasonably determines from time to time.  Your primary work location will be the Company’s headquarters in South San Francisco.  You will be allowed to work from home at the discretion of the ICEO.

Base Salary.  As of the Start Date, your initial annual base salary will be $325,000 (the “Base Salary”), less applicable payroll deductions and tax withholdings, payable on the Company’s normal payroll schedule.

Cash Incentive Bonus.  You are eligible to earn an annual cash incentive bonus, with the target amount of such bonus equal to 35% of your base salary.  Whether or not you earn any bonus will depend on the actual achievement by you and the Company of individual and corporate performance goals, as determined by the Board, and is subject to your continued employment through the date the bonus is paid.  In any event, any earned bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested.

Option Grant.  We will recommend that the Board or the Compensation Committee of the Board grant you a nonstatutory stock option to purchase 700,000 shares of the Company’s common stock (the “Option”), under the terms of the Company’s current equity incentive plan (the “Plan”). The Option will be subject to vesting based on your continued service, with 1/4 of the total number of shares becoming vested on the first anniversary of the earliest of your Start Date or the commencement of any consulting agreement with the Company which terminates effective as of your Start Date, and 1/48 of the total number of shares vesting each month thereafter (i.e., the Option would fully vest over four years).

Employee Benefits.  During your employment with the Company, you will be eligible to participate in the health insurance and other employee benefit plans made available to employees or other officers of the Company under the terms of such plans, as they are in effect from time to time by the Company.

Expense Reimbursement.  As an officer, you are authorized to incur ordinary and necessary business expenses in the course of your duties, or as may be approved in advance by the ICEO.

Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense.  If any reimbursements payable to you are subject to the provisions of Section 409A of the Code, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

At-Will Employment.  Your employment with the Company is on an “at-will” basis, meaning that either the Company or you may terminate your employment at any time, with or without cause or advance notice.

Severance Benefits.  Consistent with your position as Chief Financial Officer, the Compensation Committee has designated you as a Tier 2 participant in the Company’s Key Employee Severance Benefit Plan, which provides for severance in certain circumstances, including severance on an involuntary termination of employment.  We are providing a copy of the Key Employee Severance Benefit Plan with this Letter.  To accept your designation as a Participant in the Key Employee Severance Benefit Plan, you must sign and return the Participation Notice within 30 days after you receive it.  Capitalized terms used in this paragraph but not defined in this Letter have the meaning set forth in the Key Employee Severance Benefit Plan.

Proprietary Information.  As a condition of your employment with the Company, you must sign and abide by the Company’s Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is attached.

Obligations.  While employed with the Company, you agree to devote your entire business time, attention and energies to the business and interests of the Company.  By accepting employment, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

Section 409A. It is intended that all of the benefits and payments under this Letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this Letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

This Letter (including the attachments) sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company and supersedes any prior representations or agreements about this matter, whether written or verbal.  This Letter may not be modified or amended except by a written agreement signed by you and a member of the

Board.  This Letter is governed by California law.  As required by law, this offer of employment is subject to the satisfactory proof of your right to work in the United States.

Let me again express how pleased we are to extend this offer to you, and how much we look forward to working with you.  Please review this Letter carefully and let me know if you have any questions.  If this Letter is acceptable to you, please sign it below.

Very truly yours,

/s/ Lori R. Rafield

Lori R. Rafield

Interim Chief Executive Officer

diaDexus, Inc.

Accepted and agreed:

/s/ Leone Patterson
Leone Patterson